MORTGAGE NOTE


$250,000.00                                  Hempstead, New York
                                             June 19, 1996


          FOR VALUE RECEIVED, the undersigned, VTX ELECTRONICS CORP., a Delaware corporation and VERTEX TECHNOLOGIES, INC., a New York corporation, both having their respective principal places of business at 61 Executive Boulevard, Farmingdale, New York 11735 (VTX and Vertex hereinafter collectively referred to as the "Borrower"), hereby, jointly and severally, promise to pay to the order of FUNDEX CAPITAL CORPORATION ("Fundex"), a New York corporation, having its principal place of business at 555 Theodore Fremd Avenue, Suite C-200, Rye, New York 10580, STERLING COMMERCIAL CAPITAL, INC. ("Sterling"), a New York corporation, having its principal place of business at 26 Broadway, New York, New York 10004, and TAPPAN ZEE CAPITAL CORP. ("Tappan Zee"), a New Jersey corporation, having its principal place of business at 201 Lower Notch Road, Little Falls, New Jersey 07424 (Fundex, Sterling, First Wall, and Tappan Zee hereinafter collectively referred to as the "Lender"), in lawful money of the United States, the principal sum of TWO HUNDRED FIFTY THOUSAND AND 00/100 ($250,000.00) DOLLARS, with interest thereon at the rate of fourteen and seven-eighths (14.875%) percent per annum, computed on the basis of the actual number of days elapsed in a year of 360 days (the "Interest Rate"), as follows:

               (a)  A first installment of interest only on
     the principal sum of $250,000.00 for the period from the Closing Date through the last day of June, 1996, payable on the Closing Date.

               (b)  Thereafter, fifty-nine (59) equal
     consecutive monthly installments of principal and interest in the amount of $3,630.18 each, based upon a one hundred fifty six (156) month amortization schedule, commencing August 1, 1996, and payable on the 1st day of each succeeding month thereafter to and including June 1, 2001; and

               (c) a final sixtieth (60th) installment in the principal amount of $206,737.81, or such other amount as shall comprise the entire outstanding principal balance of the Loan, together with accrued interest thereon payable on July 1, 2001.

          All payments to be made to Lender hereunder shall be made to the order of Fundex Capital Corporation, 555 Theodore Fremd
Avenue, Suite C-200, Rye, New York 10580.

          The payment in full of the indebtedness evidenced by this
Note is secured by a mortgage and security agreement (the "Mortgage") of even date herewith, made by VTX, as Mortgagor, to the Lender, as Mortgagee, granting a second mortgage lien on the real property located at 61 Executive Boulevard, Farmingdale, New York, and by other valuable security.

          This Note may be prepaid in whole or in part at any time with interest to the date of prepayment upon not less than ten (10) days' prior written notice to the Lender, provided, however, that:
(i) any partial prepayment shall be applied in inverse order of maturity to the installments payable under this Note; (ii) the Borrower shall pay any and all outstanding late charges; and (iii) the Borrower shall pay a prepayment charge equal to a percentage of the principal amount being prepaid, as follows:

                                                  Prepayment Charge
                                                  as Percentage of
If Prepaid:                                       Principal Prepaid

Prior to the first anniversary
of the Closing Date                                    5%

On or after the first anniversary
but prior to the second anniversary
of the Closing Date                                    4%

On or after the second anniversary
but prior to the third anniversary
of the Closing Date                                    3%

On or after the third anniversary
but prior to the fourth anniversary
of the Closing Date                                    2%

On or after the fourth anniversary
but prior to the fifth anniversary
of the Closing Date                                    1%

     In the event the Borrower shall default in the payment of any installment required to be paid hereunder, and such default shall continue for a period of ten (10) days (the "Grace Period"), then at the option of the Lender or the holder hereof, the entire principal balance of this Note, together with accrued interest, shall become immediately due and payable.

          All payments made hereunder shall be applied first to satisfy any late charges or penalties, then to interest accrued through the date of such payment, and then in satisfaction of outstanding principal. Any payment of principal or interest that is due on a Saturday, Sunday or any day on which banks in the State of New York are authorized or required to be closed shall be payable on the next succeeding day that banks are open for the transaction of business and such case be included in computing interest, if any, in connection with such payment.

          If any installment due hereunder is not paid within the Grace Period, the Borrower shall pay the Lender a late charge, to reimburse the Lender for administrative costs and expenses and not as a penalty, in the amount of $300.00. The Borrower further agrees that in the event any check given by the Borrower to the lender is dishonored, the Borrower shall pay to the Lender, in addition to the aforesaid late charge, an administrative fee of $25,00.

          If any installment due hereunder is not paid within the Grace Period, the Borrower shall pay the Lender a late charge, to reimburse the Lender for administrative costs and expenses and not as a penalty, in the amount of $300.00. The Borrower further agrees that in the event any check given by the Borrower to the Lender is dishonored, the Borrower shall pay to the Lender, in addition to the aforesaid late charge, an administrative fee of $25.00.

          If any installment due hereunder is not paid within the Grace Period, such unpaid amounts shall bear interest from the date following the applicable due date of such installment at the Interest Rate plus seven (7%) percent per annum, or the maximum rate permitted by applicable laws and governmental regulations, whichever is less (the "Default Rate"), until paid to the Lender. In the event of a default hereunder as a result of non-payment or otherwise, and the Lender elects to accelerate the principal indebtedness due under this Note, the entire outstanding principal balance due hereunder shall bear interest from the date of acceleration until paid in full at the Default Rate.

          The occurrence of an Event of Default Article 10.0 of a certain Financing Agreement of even dated herewith, by and between the Lender and the Borrower (the "Financing Agreement"), after expiration of any notice and cure period set forth in the Financing Agreement shall constitute a default hereunder.

          The Borrower hereby waives presentment, demand for payment, notice of dishonor and any and all other notices and demands, and consents to any and all extensions of time, renewals and any waivers or modifications that may be granted or consented to by the Lender with regard to any other provisions of this Note, and agrees that no such action or failure to act on the part of the Lender shall in any way affect or impair the obligations of the Borrower arising hereunder or be construed as a waiver of this Note or the Lender's right to avail itself of any remedy hereunder, with the same force and effect as if the Borrower expressly consented to such action or inaction.

          This Note has been executed and delivered and shall be construed and enforced in accordance with the laws of the State of New York, including, but not limited to, matters of construction, validity and performance.

          In the event the Lender or the holder of this Note shall retain an attorney for the enforcement or the collection of this Note, the Borrower agrees to pay all costs and expenses of such collection, including reasonable attorney's fees, and any judgment recovered may include such additional amounts.

          IN WITNESS WHEREOF, the Borrower has caused this Note to be executed by its duly authorized officers and to be dated as of the day and year first above written.

                                   VTX ELECTRONICS CORP.
ATTEST:


                                   By:
                                        Paul Snead, Vice President


                                   VERTEX TECHNOLOGIES, INC.
ATTEST:


                                   By:
                                        Paul Snead, Vice President